Exhibit 3.15

MDI Entertainment, LLC
Operating Declaration

MDI ENTERTAINMENT, LLC
Operating Declaration
Effective as of May 22, 2003

This operating declaration (“Operating Declaration”) of MDI ENTERTAINMENT, LLC, (the “Company”), is made by Scientific Games International, Inc., as the sole member (the “Member”).

Recitals

WHEREAS, the Member is the sole member of MDI ENTERTAINMENT, LLC, a limited liability company formed and existing under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the Member desires to state this Operating Declaration, as set forth below; and

WHEREAS, this Operating Declaration is intended to constitute a written limited liability company agreement within the meaning of the Act;

NOW, THEREFORE, the Member declares as follows:

1.                                       Formation.

The Company is a limited liability company formed on May 22, 2003, pursuant to the Act by filing a Certificate of Formation (the “Certificate”) pursuant to the Act. The Member or Manager shall, file any amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Member deems advisable to give effect to the provisions of this Operating Declaration and the Certificate, and to preserve the character of the Company as a limited liability company.

2.                                       Name; Place of Business; Registered Office and Agent.

The Company shall be conducted under the name of “MDI ENTERTAINMENT, LLC” or such other name as the Member shall hereafter designate. The principal office and place of business of the Company is located at 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30201. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company. The registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.                                       Purpose.

The purposes of the Company are to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the rights, powers and privileges granted by the Act or any other law or by this Operating Declaration, together with any powers incidental thereto, so far as such rights, powers and privileges are necessary, customary, convenient or incident to the conduct, promotion, or attainment of the business purposes or activities of the Company.

4.                                       Statutory Compliance.

The Company shall exist under and be governed by, and this Operating Declaration shall be construed in accordance with, the applicable laws of the State of Delaware. The Member and Manager shall execute and file such documents and instruments as may be necessary or appropriate with respect to the formation of, and the conduct of business by, the Company.

5.                                       Title to Company Property.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.                                       Management.

6.1. Authority of Manager. The business and affairs of the Company shall be managed by one or more “Managers,” as determined from time to time by the Member. The Member shall serve as the sole Manager of the Company unless and until the Member elects or appoints one or more other persons to serve as Manager. Except as provided by applicable law, the Manager shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

6.2. Duties of Manager.

6.2.1. The Manager shall take all actions necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes.

6.2.2. The Manager shall devote to the Company such time as may be necessary for the proper performance of all duties of the Manager under this Operating Declaration, but the Manager shall not be required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. The Manager shall not incur liability to the Company or to the Member as a result of engaging in any other business or venture.

6.2.3 In the event the Company has more than one Manager at any time, any action to be taken at a meeting of the Managers may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Managers and such written consent is filed with the minutes of the proceedings of the Managers. A consent executed in accordance with this Section 6.2.3 has the effect of a meeting vote of the Managers and may be described as such in any document.

6.3. Compensation. Compensation of the Manager for its management duties shall be fixed from time to time by the Member, absent which the Manager shall serve without compensation.

7.                                       Ownership Units.

The units of ownership interest in the Company (“Units”) shall be evidenced by a numbered certificate in such form as shall be approved by the Manager and shall be executed by an authorized representative of the Manager. Any such certificates shall be kept in a book (the “Certificate Book”) and shall be issued in consecutive order therefrom. The name of the person owning the Units, the number of Units and the date of issue shall be entered on the stub of each certificate. Unit certificates exchanged or returned shall be canceled by the Secretary and returned to their original place in the Certificate Book.

Transfers of Units shall be recorded in the Certificate Book by the transferring Unit holder in person or by power of attorney, upon surrender of the old certificate evidencing the Units to be transferred, duly assigned to the transferee, and only upon compliance with the provisions of this Operating Declaration.

8.                                       Rights and Obligations of the Member.

8.1. Limitation on Member’s Liability. The Member’s liability shall be limited as set forth in this Operating Declaration, the Act, and other applicable law. The Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except to the extent provided by Section 18-607 of the Act with regard to a wrongful distribution.

8.2. Voting Rights. Except as otherwise specifically set forth in this Operating Declaration, the Member shall have only the voting rights set forth in the Act.

8.3. Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken.

9.                                       Capital Contributions.

The Member shall contribute to the Company cash or other property as it may from time to time deem necessary or appropriate.

10.                                 Distributions.

All distributions by the Company shall be made at the discretion of the Manager.

11.                                 Books and Records.

11.1. Availability. At all times during the existence of the Company, the Manager shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. Such books and records, whether financial, operational, or otherwise and including a copy of this Operating Declaration and any amendments, shall at all times be maintained at the principal place of business of the Company. The Member or such Member’s duly authorized representative, shall have the right at any time, for any purpose reasonably related to the Member’s ownership interest, to inspect and copy from such books and documents during normal business hours.

11.2. Reports. The Manager shall cause to be produced a profit and loss statement for, and a balance sheet as of the end of, each fiscal year.

11.3. Tax Returns. The Manager shall cause an accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.4. Depositories. The Manager shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Manager shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts. All amounts so deposited shall be received, held, and disbursed by the Manager only for the purposes authorized by this Operating Declaration.

12.                                 Dissolution.

12.1. Events Causing Dissolution. The Company shall be dissolved and its affairs wound up at such time as the Member determines that the Company should be dissolved, or whenever dissolution is required by law. Except as stated in the immediately preceding sentence, the provisions of Section 18-801 of the Act shall not apply.

12.2. Liquidation of Property and Application of Proceeds.

12.2.1.               Winding Up. Upon the dissolution of the Company, the Manager shall wind up the Company’s affairs in accordance with the Act. In winding up the affairs of the Company, the Manager shall be authorized to take any and all actions contemplated by the Act as permissible, including, without limitation:

(i)                                prosecuting and defending suits, whether civil, criminal or administrative;

(ii)                             settling and closing the Company’s business;

(iii)                          liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)                         discharging or making reasonable provision for the Company’s liabilities; and

(v)                            distributing the proceeds of liquidation and any undisposed property.

12.2.2.                    Distribution of Proceeds. Upon the winding up of the Company, the Manager shall distribute the proceeds and undisposed property as follows:

(i)                            to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law), in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii)                         thereafter, to the Member.

IN WITNESS WHEREOF, the sole Member hereby makes this Operating Declaration as of the date first above written by executing this Operating Declaration on the date set forth below its signature line.

MEMBER:

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ C. Gray Bethea, Jr.
C. Gray Bethea, Jr.
Vice President, Secretary and General Counsel

Executed this 22 day of May, 2003.